Exhibit 99.2

AEGION CORPORATION
March 1, 2017
9:30 a.m. ET

Operator:    Good morning and welcome to the Aegion Corporation Fourth Quarter full year 2016 Earnings Call. (Operator Instructions) As a reminder, this event is being recorded. It is my pleasure to turn the call over to your host, Ruben Mella, Vice President of Investor Relations. Ruben, you may proceed.

Ruben Mella:    Good morning and thank you for joining us today. On the call with me are Chuck Gordon, Aegion's President and Chief Executive Officer; and David Martin, Executive Vice President and Chief Financial Officer.

We posted a presentation that will be referenced during the prepared remarks on Aegion's website, aegion.com/investors/webcast. You will find our Safe Harbor statement in the presentation and the press release issued yesterday evening. During this conference call and in the presentation materials, the Company will make forward-looking statements, which are inherently subject to risk and uncertainty. The Company does not assume the duty to update forward-looking statements.

I will now turn the call over to Chuck Gordon. Chuck?

Charles Gordon:    Thank you, Ruben and good morning to everyone. Let's start by turning to slide three.

2016 was a challenging, but pivotal year for Aegion, as we continue the transformation into a customer-focused company able to deliver sustainable organic growth. Our efforts span the entire organization including sales excellence, enhancing our portfolio of pipeline rehabilitation and protection solutions and instilling a strong culture of accountability and continuous improvement. While there is still work ahead of us, we enter 2017 optimistic and committed to further the transformation, execute our long-term strategy and deliver the three-year financial targets we shared with you last October.

I will provide more details in a few minutes, but at a high level we accomplished the following in 2016 to meet our long-term objectives.

First, we strengthen Infrastructure Solutions position in the North America market to rehabilitate municipal pressure pipelines through product R&D and by adding Fusible PVC® pipe with the acquisition of Underground Solutions.

Second, we created an asset integrity management system for pipeline inspection services to leverage Corrosion Protection's scale and expertise in the protection and monitoring of midstream pipelines in North America.

Finally, we completed the restructuring of our upstream portfolio, which reduced annual revenues by about $100 million dollars and decreased annual costs across the Company by approximately $17.5 million dollars. The repositioning is expected to lead to more stable results in the future.

We were pleased with another year of strong performance in the North America wastewater CIPP market. Corrosion protection showed gains in the midstream pipeline maintenance market and successfully launched the $130 million dollar deep-water pipe coating and insulation project.

There were challenges in 2016, which inhibited our plan to deliver earnings similar to 2015 levels.

Our Infrastructure Solutions platform was not able to replace the large Tyfo® Fibrwrap® industrial pipe rehabilitation project in North America, completed in 2015, because of an unexpected drop off in emergency large diameter pipeline repairs. This was the main reason for the modestly lower operating results in 2016 versus 2015.

Energy Services lost money in the first half of 2016 due to the upstream restructuring, which included losses on several lump sum projects. We saw a rebound in operating income contribution in the second half of 2016.

Corrosion Protection executed two lump sum field coating projects in the Caspian and Middle Eastern regions with a first generation technology utilizing an automated spray painting process to coat the exterior wells and new pipelines. Unfortunately, the technology did not work as expected in the harsh conditions in both areas, which had a negative impact on 2016 earnings. We are in the process of conducting field trials with an improved version of the technology with several North America customers.

As we look to 2017, two factors will define our success for this year. First, we believe favorable end markets including an improving environment for maintenance investments in oil and gas pipeline infrastructure, and focus on execution sets a stage for all three platforms to organically grow revenues in operating income in 2017.

Finally, we expect to successfully complete the deep-water pipe coating and insulation project and realize the anticipated earnings in cash contributions. As a result, we expect significant growth in adjusted 2017 EPS, greater cash generation and higher return on invested capital. We will also make additional internal investments in 2017 to invest our strategic plan for the organic growth we are targeting over the next few years.

Turning to slide four. The deep-water project and more normal operating income contributions from Energy Services are expected to better balance the earnings contributions between the first half and second half of 2017. For the first quarter, we expect significant operating income growth; however, adjusted EPS is expected to be moderately above Q1 of 2016 because of the favorable tax effect in the prior year quarter, which at this time we do not expect will reoccur.

Let us start with the outlook for Infrastructure Solutions on slide five. We believe the over $1 billion dollar market for CIPP rehabilitation North America will grow by low single-digits in 2017. More attention is being paid to the serious condition of US water and wastewater infrastructure. We are watching what the new administration in Washington will do to provide support for water and wastewater pipeline rehabilitation at the national level. Whatever ultimately happens, the long-term need to rehabilitate municipal pipelines will remain an issue, which continues to reinforce our strategic view of this market.

We are investing to expand Insituform® CIPP activity in the number of North America regions where we don't have a strong presence today. Our long-term objective is to maintain growth in market share in a market that represents over 70% of Infrastructure Solutions' revenues and an even greater share of profits.

Bidding in the North America CIPP market during Q4 was more aggressive than expected, primarily for large projects. That explains most of the 9% decline in Infrastructure Solutions' reported backlog of $283 million. Our year-end backlog level plus the visible bid table remains strong and positions us for expected top line and operating income growth in 2017. After assessing the competitive environment and initiating some modest adjustments, we won our fair share of the bids during the first two months of 2017 and year-to-date, the market is more active than at this time in 2016.

We anticipate two cost-related headwinds may affect the industry in North America. The first is an increase in fuel and resin costs as oil prices rebound from their low levels at the start of 2016. These costs represent 15% to 20% of Infrastructure Solutions' cost of sales.

The second factor concerns a tighter market for US construction labor, which puts pressure on wages. While these costs are being passed on to the market on current bids, the margins in backlog could be affected. We expect to partially offset these anticipated higher costs through manufacturing efficiencies and ongoing efforts to improve execution.

If you turn to slide six, the outlook for municipal pressure pipe rehabilitation in North America also remains favorable with an addressable market of over $1 billion dollars with mid-single digit growth expected in 2017. Revenues generated by our pressure pipe products are targeted to be between $80 and $90 million dollars in 2017. With the creation of an expanded sales team in 2016 led by Underground Solutions, we have made progress introducing our portfolio to municipal customers and consulting engineers. Specification selling in the North American municipal market generally has a 6 to 18 month cycle and we expect improving results throughout 2017 from the efforts we stared this year. We also enhanced the pressure pipe portfolio through two R&D efforts, which demonstrates our ability to introduce new innovative solutions.

First, we launched an improved InsituMain® CIPP pressure pipe product in 2016 with greater structural stability, better fit with the host pipe and easier installation. We successfully completed several projects in 2016 including the West Palm Beach project I mentioned on the Q3 call where we rehabilitated over one mile of 48-inch diameter wastewater force main pipeline.

Second, we improved the Tyfo® Fibrwrap® technology by significantly reducing material and application costs. This is an important advancement that expands a municipal market for large diameter pressure pipe rehabilitation beyond the emergency repair work we relied on in recent years.

One of the unfortunate consequences of a low price commodity environment was a sharp price decline in the cost of oil and gas based piping materials, including PVC. This market dynamic resulted in contributions from Underground Solutions in 2016 that were below expectations. We have seen a rebound in oil and gas based pipe prices as a cost of feedstocks are up significantly from their low point in early 2016.

The integration of Underground Solutions' management and sales teams into Aegion was very successful. The acquisition was accretive to earnings in 2016 despite the headwinds and we are positioned very well for strong performance in 2017. Overall, our pressure pipe portfolio is expected to achieve strong growth in 2017 due to product innovation, a stronger marketing effort and favorable market conditions.

Looking outside North America, we were pleased with the performance of Tyfo® Fibrwrap® in the Asia-Pacific region in 2016. In Europe, there is a lot of speculation and uncertainty with respect to BREXIT. As we understand it today, we don't anticipate this will have a material impact on our UK CIPP manufacturing or our ability to do business on the European continent where we operate.

Our strategy in Europe is to be the preferred CIPP product supplier. We conducted a market assessment last year and identified attractive markets for contracting operations in Northwestern Europe. In 2016, we acquired our contracting licensee in Denmark. We also closed on an acquisition to enter the market in Northern Ireland, Scotland and to expand our presence in the UK. These actions compliment our contracting markets in the UK and the Netherlands. We believe 2017 will be a stronger year in Europe, as we begin the year with higher backlog and as a result of the actions we took to strengthen the management team.

Infrastructure Solutions is well positioned in 2017 to organically grow revenues faster than the low to mid-single digit target over the next three years. However, operating margins may soften a bit, below the full year result in 2016 as we address the expected cost pressures and continue to invest for future growth.

Let us turn to the outlook for Corrosion Protection on slide seven. The stage is set for Corrosion Protection to have a strong year in 2017 with expected mid-teens revenue growth and mid-single digit operating margins. The successful completion of the large deep-water pipe coating and insulation project is the key to this outlook. The startup and ramp to full insulation coating production during Q4 met expectations and mostly explains the 22% backlog decline to $213 million dollars. We expect to substantially complete production early in Q3 and be completely finished with insulation and coating activities by the end of 2017. Several integrated oil companies are currently assessing future investment for Gulf of Mexico deep-water oil production. However, the timing of these projects is the key variable to understanding the long-term outlook for us in the Gulf of Mexico market.

Please turn to slide eight. Our long-term strategy is to grow our market, our current cathodic protection services in the North America midstream pipeline market. This is a $1 billion market for cathodic protection services growing annually at a mid-single digit rate to maintain over 1 million miles of regulated pipelines. Over one-third of Corrosion Protection's reported backlog is for cathodic protection services primarily in North America. Year-end backlog grew low double-digits, which is a good start to what we expect will be an improved outlook in 2017.

We are the largest cathodic protection services provider in the North American market, which accounts for over half of Corrosion Protection's annual revenues and profits and gives us the scale and expertise to form strong partnerships with customers. An effort is underway to expand "share of wallet" with our top 15 North America customers, which represents over 30% of revenues for our cathodic protection services. This is an important element of our larger strategy in the next three years to grow these services at a faster rate than the expected market growth.

One of the ways to grow share with these top customers is to enhance our capabilities in pipeline inspection services. In 2016, our crews surveyed 25,000 miles of pipelines generating large amounts of data that we use to help our customers assess the integrity of their pipeline assets and comply with regulatory requirements.

Pipeline inspection it is a relatively small portion of revenues from cathodic protection, but has an expected multiplier effect over time by creating demand for our other value-added services.

In 2017, we developed a new asset integrity management system to improve the process to store data which populates a geospatial database and, as a result, improves the quality, speed and accuracy of data delivered to our customers. We believe this new system and an improved data collection process will place Aegion as a preferred provider of inspection services and enhance our relationships with key accounts. We also initiated a continuous improvement effort, which reduces cycle time from the moment an order is received to the time the invoice is billed to the customer by almost 70%.

We completed the development and pilot projects in 2016 and began introducing the system in early February of this year. With approximately 5,000 miles of pipeline inspection data currently in the system, we expect to load all the pipeline surveys conducted in 2017. Currently, 5 of our top 15 customers are using the system. The goal is to have 10 of these top customers, plus others, using the system by the end of 2017. As we gain traction with asset integrity management and execute other initiatives to expand relationships with these top customers, we expect revenues from our total cathodic protection services to grow in line with the market in 2017 and accelerate growth in the years to come.

Let's turn to energy services on slide nine. We are looking forward to a full year of operation as a predominantly downstream service provider. For 2017, we believe Energy Services can organically grow revenues by mid-single digits, which is in line with the three-year target, and deliver operating margins above the levels achieved in Q4, which will approach the 300 to 400 basis point improvement we expect from 2016 to 2019.

The year-end backlog of $193 million dollars reflects an increase for West Coast downstream activity offset by our decision in Q1 of 2016 do downsize the upstream operations. We have a strong base of day-to-day maintenance activity through long-term contracts. By having a world-class safety program and high quality productivity, we've earned the lead third-party maintenance provider position at 13 out of 17 refineries on the West Coast. Our value proposition continued to be validated in 2016 when we secured a long-term maintenance contract with an additional refinery from a competitor. Adding to our plans for growth in 2017 is a more active year for turnaround activity.

Our strategy is to expand our services in mechanical and electrical maintenance turnarounds and small capital construction. Our first objective this year is to grow these services by leveraging the strong relationships with existing customers. An important enabler of this strategy is a triple breasting approach in California to support our customers as they comply with SB54 law for trade labor union participation. In 2016, we became the first third-party provider to transition maintenance services to the trades at a refinery in Southern California.

The second objective is to continue the good progress we made in 2016 to improve operating efficiency across the platform to deliver higher and sustainable margins. We successfully used our continuous improvement methods to improve billing accuracy and labor utilization to streamline employee onboarding and off boarding during turnaround events and to improve timekeeping accuracy. These are critical processes for Energy Services as they manage thousands of employees in a time and material market. We plan to examine more business processes in the future to help maximize margins.

Please turn to slide ten. It's been over two years since the dramatic fall in oil prices changed the energy industry. We have adapted to build a better future for Aegion that meant making some difficult decisions. But we also took proactive steps to chart a new course for sustainable organic growth based on our strengths and pursuing opportunities in our most attractive markets. We believe the market opportunity in 2017 will allow us to deliver top line and operating income growth in all three platforms and advance our strategy towards achieving the three-year financial objectives.

Let me turn the call over David for his perspective on our Q4 results and to provide additional clarity with respect to the outlook for 2017. David?

David Martin:    Thank you, Chuck, and good morning to everyone on the call and webcast. Please turn to slide 11. On the third quarter call, we set a target to deliver second half 2016 adjusted earnings per share in line with the $0.80 achieved in the second half of 2015. We were on track to meet this objective until the unexpected in temporary disruptions impacted our performance in the fourth quarter as we outlined in early January. Our operating results were in line with the revised expectation led by progress on the deep-water pipe coating and insulation project, strong performance in the North American CIPP market and improved execution at Energy Services.

We ultimately missed the original target by a couple of cents since our final tax provision was lower than normal due primarily to the reversal of certain valuation allowances due to favorable developments at year-end. More importantly, as Chuck described, the market environment remains healthy supporting our favorable outlook in 2017. I will provide more context by discussing how our performance in the fourth quarter shapes our outlook for this year.

Now let's turn to slide 12. Revenues for Infrastructure Solutions grew 1.5% to $137 million dollars. The strong performance I mentioned in the North American market was a result of solid project execution across the business, despite the weather issues in December that shut down some operations for portions of the month. There was also an increase in the international activity during the quarter. However, the limited revenue contribution from Underground Solutions' Fusible PVC® and Tyfo® Fibrwrap® mostly offset these gains.

In the fourth quarter, the deep-water project contributed approximate $35 million in revenues while revenues from the US cathodic protection services grew significantly. The offset to the revenue growth was the continued limited market activity relating to TiteLiner® pipe lining and our field pipe coating services. Corrosion Protection's outlook in 2017 reflects revenues from the deep-water pipe coating and insulation project and greater demand for cathodic protection services in the North American midstream pipeline market.

The Q1 2016 downsizing of Energy Services' upstream operations was responsible for 75% of that segment's revenue decline in year-over-year. The remaining decline reflected the reduction in turnaround events from the prior year, coupled with additional maintenance hours in the fourth quarter of 2015 related to the restart of a refinery in California after a fire earlier that year. Chuck talked about the schedule for more turnarounds in 2017. The large base of day-to-day refinery maintenance work provides a solid foundation for revenue and cash generation for this segment.

Now if you turn to slide 13. The reduction in project activity for the higher margin Fusible PVC® and Tyfo® Fibrwrap® technologies was a factor in 160 basis points adjusted gross margin decline to 23.5% for Infrastructure Solutions. Our expectation for more activity in 2017 in these businesses provides the opportunity for mix improvement to help margins. The other factor hampering gross margins in the quarter was low labor and equipment utilization in certain European markets for contract CIPP installation. We built backlog during the fourth quarter of 2016, and we believe the market can support a better outlook for Europe in 2017. Gross margins related to the North American CIPP rehabilitation activity were 50 basis points higher in the fourth quarter of 2015, which is very strong performance considering the weather in the quarter.

Corrosion Protection expanded adjusted gross margins by 460 basis point to 25.7% because of the contributions from the pipe installation project and improved execution for TiteLiner® pipe rehabilitation on projects in the United States. Gross margins declined in other energy related end markets, especially in Canada, as a result of increased price competition, limited activity, but also because of the challenges we had on two field coatings projects in the Middle East. Gross margins are expected to expand in 2017 on the strength of the pipe insulation project, a modest recovery in the energy markets, especially in North America, and plans to reintroduce the automated spray painting technology to reinvigorate growth in the field coatings business.

Finally, adjusted gross margins for Energy Services expanded 70 basis points to 13% as labor utilization continue to improve with our baseline maintenance activities, which more than offset a reduction in the higher margin turnaround activity compared to the fourth quarter of 2015. We see opportunities to expand gross margins in 2017 through a continued focus on labor utilization, project management and the optimization of the fundamental business processes, along with a better year for turnaround support services. It is important to note that first quarter gross margin performance is always impacted by higher payroll tax costs with the New Year, and our business is heavily weighted by labor costs.

Let us turn to cash performance on slide 14. 2016 was another year of efficient cash generation. We ended 2016 with $130 million of cash on hand to support the business and create flexibility for investments, stock repurchases and repayments of debt. We made further progress in 2016, improving our cash collections as our average DSOs declined by seven days and about 32 days since 2012. This excludes certain prepayments we received for the deep-water installation project prior to its start in the second half of 2016.

Our efforts to reduce DSOs have liberated $112 million of cash since 2012, helping to fund our long-term strategy, return cash to stockholders and repay debt. Our new continuous improvement initiative was an important contributor in 2016 as the reduced cycle time for pipeline inspection, as Chuck referenced, lowered DSOs by a couple days.
A second effort in the Infrastructure Solutions standardized project planning, execution and billing in the North American CIPP operation, which reduced average DSO in this region by 16 days from the prior year average. I expect to see continued improvements as we progress through 2017 from our DSO reduction and our continuous improvement initiatives.

In 2016 we invested over $96 million related to acquisitions primarily for Underground Solutions. We have an ongoing M&A effort to opportunistically invest to add technologies and services to enhance our strategic objectives.

We returned $42 million to stockholders through the Company's stock repurchase program, which represents approximately 2.2 million shares or 6.2% of shares outstanding as of the beginning of 2016. We have an authorization in place for 2017 through repurchase up to 40 million of shares through a tiered purchasing program to ensure we are consistently in the market and repurchasing more shares when the stock price is lower.

We made $17.5 million in scheduled term-debt repayments per the terms of our credit facility in 2016. We are required to make $20 million in debt payments in 2017 but we should have the flexibility to pay down more if we believe it's the best use of our cash. Finally, we invested $39 million for capital expenditures including the construction of the new installation pipe coating plant at our facility in Louisiana.

CAPEX was just about the typical 3% of consolidated revenues, but would have been near 2% without the new plant. I do expect CAPEX in 2017 to be near what we spent in 2016 overall, but below our targeted 3% of revenues. We intend to increase investments for Infrastructure Solutions as we expand our CIPP operations in key under-served markets in North America. In addition, we will continue to invest in Corrosion Protection's US operations to support growth of our cathodic protection services as growth conditions warrant.

Now let's turn to slide 15. We maintained a strong balance sheet and financial flexibility in 2016 as adjusted debt to EBITDA was comfortably below the limit for the terms of the credit facility. The organic growth that we expect in 2017, along with scheduled debt repayments, is expected to put us on the path to reduce debt to EBITDA to less than 2.5 times over the next few years, assuming no significant acquisition. That will give us an increased flexibility to invest in the business appropriately.

Increasing return on invested capital is a critical metric for us as we execute on our strategic plan. This measure declined by 180 basis points to 5.7% in 2016. This is certainly disappointing but we believe we are poised in 2017 to see a rebound in ROIC above 7% because of organic growth. We also expect recent investments we've made, including the acquisitions, to begin to pay off in the near future. We have an objective to increase ROIC to 9% by 2019.

Now let me address a few items that will affect our financial outlook in 2017 on slide 16. We are actively executing the strategic plan to make important internal investments to access new markets in North America, fund future innovations, enhance our sales capabilities and introduce new services such as our asset integrity program. These efforts will increase operating expenses in 2017 above normal inflationary increases. We expect operating expenses to increase in all three platforms, more so for Infrastructure Solutions, resulting in total operating expense to consolidated revenues to be near the same level in 2016 but under 16%.

In October of 2015, we extended our bank credit facility to 2020 and fixed 75% of the $350 million dollar term note at that time to a rate just under 3.5%. We did this in anticipation interest rates would rise over the next few years. With greater certainty with respect to our financial obligations, we expect interest expense to be similar to what was paid in 2016, despite anticipated increases in the floating rate portion of the debt.

Now I will turn to the expected tax rate for the coming year. As most know, it is difficult to predict the rate this early in the year, given the number of tax jurisdictions where we operate and the potential for shifts in expected income. However, with a greater proportion of profits coming from the US in 2017, it is reasonable to expect the full-year effective tax rate to be at or above 30% subject to any tax law changes made by the new administration.

Finally, a portion of the pipe insulation project will be executed through an existing insulation coating joint venture. Therefore, we estimate the deduction for non-controlling interest in 2017 will likely be in the range of $3 to $4 million dollars. So, in conclusion, while 2016 was a difficult year given the challenges we faced in the energy markets, we proactively made the necessary investments to execute our long-term strategy. We concluded 2016 with a solid financial position to support continued investments in 2017 to deliver long-term sustainable organic growth and to realize the objectives we set for this year.

Now I will turn over the call to the operator for the Q&A session.

Operator:    Thank you. (Operator Instructions) Our first question is from Craig Bibb of CJS Securities. Your line is open.

Chuck Gordon:    Good morning, Craig.

Craig Bibb:    Okay. Good morning, this just to clarify operating, on David's guidance, operating expense as a percentage of revenue is going to be the same in 2017 as 2016 even with the larger project within the revenues?

David Martin:     Yes. So, you know obviously we expect revenues to grow in a normal inflationary increases in OpEx are not what we expect because we are making investments in the business in the form of sales, R&D and a number of other areas of critical investments for the business as we expand operations in certain areas. So 15.8% was our adjusted OpEx rate as a percent of revenue in 2016 and so, I expect it to be in a similar area this year.

Craig Bibb:    Okay. And can you maybe quantify are those expenses temporary for the strategic initiatives or is it like a new higher level run rate for operating expense?

David Martin:    There will be certainly a higher level run rate in the business but some things are investments like R&D and things like that that we are doing to invigorate growth and get innovation in the business. So some of it may be temporary but the majority of it will be run rate.

Craig Bibb:    Okay. And then the lower than expected pressure pipe revenues within the quarter, that was just timing or what drove that it seems?

Chuck Gordon:    I think, there were two things Craig, drove that. The first one as I mentioned in my narrative, what we saw happen towards the end of the third quarter and early fourth quarter was that the price of PVC and the price of high density polyethylene pipe went down considerably because of the price of oil. Identically polyethylene pipe, it has 100% oil based content, PVC has 50% base. So on the way down, polyethylene pipe has an advantage and we had difficult orders towards the end of Q3 and beginning of Q4.

And then that combined with the weather and what that did to the construction side of the business really hurt shipments in Q4. What we've seen in the last two months of Q4 and early in Q1 is a nice rebound in that business and that's because as the oil prices went back up, we actually get the benefit of having lower oil content than our competitive product.

So as we go into 2017 with oil prices sort of in the mid 50s we're real excited about the opportunity for Fusible PVC®. I think we are going to have a real nice year. So I would say part of it was lower order pattern towards the end of Q3 and beginning of Q4, and part of it was certainly weather and we'll see a bit of that carry-over into Q1.

Craig Bibb:    Okay. That's a very helpful explanation. Could you talk about international a little bit? So you're going back into contracting CIPP in Europe, I mean, obviously you are already in the UK.

Chuck Gordon:    So remember, we never left contracting completely in Europe. We have contracting operations in Spain, the Netherlands and the UK. What we have done is we believe based on our market assessment that there's a solid contracting opportunity in North Western Europe for Insituform®, and so what we did was we acquired our licensee in Denmark, midway through the year last year and we just acquired a larger contracting business in the UK that services both Ireland, Scotland and England.

As we move forward, we expect to grow those businesses organically. We don't see further acquisitions in 2017, certainly nothing significant and but what that business does is provide us a base for the output from our plant in the UK. So we like that contracting business in North Western Europe, other than that the rest of Europe we see as a CIPP product sale opportunity.

Craig Bibb:    Okay. And last one, so your turnaround activity pick up for Energy Services in Q4. Could you give us maybe a little more detail on the look ahead to 2017? I am assuming Q1 would be the best quarter?

Chuck Gordon:    It is interesting in 2017 because this is the first time I have seen this but we certainly have a heavier schedule in Q1. But there is turnaround activity scheduled in every quarter of the year this year, which is fairly unusual, usually that's a Q1 and Q4, those projects typically happen in Q1 and Q4. We do see some turnaround activity in Q2 and Q3. But overall, we see a significant increase over what we saw in 2016.

Craig Bibb:    Cool. Alright, well thank you very much.

Chuck Gordon:    Thank you, Craig.

Operator:    Thank you. Our next question is from Brent Thielman of D.A. Davidson. Your line is open.

Brent Thielman:    Thanks. Good morning.

Chuck Gordon:    Good morning.

Brent Thielman:    On Infrastructure Solutions, the international issues you mentioned that hit the margins. How do you sort of expect that to bleed into 2017 and is that kind of the primary hang up on why you're not expecting segment margins to grow for the year?

Chuck Gordon:    What we expect to happen on the international side of the business is actually to have a much stronger year in 2017 than we had in 2016. We entered the year with good backlog, remember we have a CIPP operation in Australia and then in Europe, and we're entering 2016 with much better backlog in Europe than we had at this time last year in 2016. So we expect the contracting business in both those locations to be stronger this year than what we saw last year.

What we're saying in terms of the overall margin is that we see some impact potentially on margins in CIPP just because of the increased oil prices will increase our resin costs. We're also going to see some pressure on wages, the construction industry in the US is going pretty strong and we'll see some wage pressure from that, and then we have made some investments both in R&D and in sales because we want to compete in some regions in North America, where we haven't been competitive in the past. That requires us to put sales and construction resources on the ground, it will take a while to fully optimize those,     and so, I think we are investing in growth, we expect it to be, we expect that investment to payoff in 2018 and 2019, and so we look at it as an investment opportunity in North America to grow a very strong business.

Brent Thielman:    Okay. I appreciate that. And then on Energy Services, it looks like a nice lift in downstream related backlog, ss that principally what would give the optimism about growing the margins there?

Chuck Gordon:    I think there's two things. Remember, we went through a difficult restructuring last year. We took out I think almost $80 million, $80 or $90 million dollars worth of revenue from two large upstream contracts that we exited at the end of 2015 in beginning of 2016, and as we exited that business we had trailing costs and we also had some project overruns that occurred on projects that were in process when we exited, and so we're going to overcome, obviously that won't reoccur this year.

The second thing is that business has really benefited from our continuous improvement program. They continue to drive utilization up, they continue to have more accurate billing, and as they improve we expect all that to hit the margins. Also our margins on turnarounds are slightly stronger than our maintenance margins. So when we add all those together, we feel really good about the outlook for that business for this year.

Brent Thielman:    Okay and one more, if I could, just on that side of the business, I mean the step up in turnarounds, do you think this is sort of just a catch up from lack thereof for the last few years?

Chuck Gordon:    I don't know. We had a pretty good year in 2015. Last year was probably down a little bit. This year is going to be strong. I don't have a good sense of 2018 yet, we will probably get a better feel for that later this year, but I don't think that it's up, I don't think it's necessarily a catch up, I think there is a little bit of variability year-to-year in that business.

Brent Thielman:    Okay. Thank you.

David Martin:    You're welcome.

Operator:    Thank you. (Operator Instructions) At this time, I see no other questions in queue. I turn it to Mr. Gordon for closing remarks.

Chuck Gordon:    Well, thank you for joining us. We are excited about our prospects for 2017. Our plan is based on realistic assumptions and favorable end markets in North America municipal pipeline rehabilitation, midstream pipeline corrosion protection, and downstream refinery maintenance and turnaround services. We remain focused on improving sales and operating execution for organic growth in greater efficiencies across the Company. With the hope of a clear line of sight in the energy markets, we expect 2017 to be a good year for Aegion. Thank you for joining us.

Operator:    Ladies and gentlemen, thank you for your participating in today's conference. This concludes your program. You may now disconnect. Everyone have a great day.

END